EXHIBIT 99.1

PETMED EXPRESS, INC.

QUARTER ENDED DECEMBER 31, 2013

CONFERENCE CALL TRANSCRIPT

JANUARY 21, 2014 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Inc., doing business as 1-800-PetMeds conference call to review the financial results of the third fiscal quarter ending on December 31, 2013.  At the request of the Company this conference call is being recorded.  Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and non-prescription pet medications, and other health products for dogs and cats direct to the consumer.  1-800-PetMeds markets its products through national television, online, direct mail, and print advertising campaigns, which direct consumers to order by phone or on the Internet and aim to increase the recognition of the “PetMeds” family of brand names.  1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery.  At this time, I would like to turn the call over to the Company's Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session, which will be later in the call.  Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission, that may involve a number of risks and uncertainties.  These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly, based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements.  We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.  And now let me introduce today's speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds, Mendo...

Mendo Akdag:

Thank you Bruce, welcome everyone, thank you for joining us. Today we will review the highlights of our financial results.  We’ll compare our third fiscal quarter and nine months, ended on December 31, 2013, to last year's quarter and nine months, ended on December 31, 2012.

For the third fiscal quarter, ended on December 31, 2013, sales were $50.1 million, compared to sales of $49.6 million for the same period the prior year, an increase of 1%. For the nine months ended on December 31, 2013, sales were $184.8 million, compared to sales of $176.7 million for the nine months the prior year, an increase of 4.6%. The increases were due to increases in reorder sales, offset by decreases in new order sales for the quarter.  The average order value for the quarter was approximately $72, compared to $71 for the same quarter the prior year.

For the third fiscal quarter, net income was relatively flat at $4.5 million or $0.23 diluted per share, compared to $4.6 million or the same $0.23 diluted per share for the same quarter the prior year. For the nine months, net income was $13.4 million or $0.67 diluted per share, compared to $12.6 million or $0.63 cents diluted per share a year ago, an increase to earnings per share of 7.2%.

Reorder sales increased by 3.6% to $42.4 million dollars for the quarter, compared to reorder sales of $40.9 million for the same quarter the prior year. For the nine months, the reorder sales increased by 5.5% to $150.2 million, compared to $142.4 million for the same period a year ago.  New order sales decreased by 11.5% to $7.7 million for the quarter, compared to $8.7 million for the same period the prior year.

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For the nine months, the new order sales slightly increased to $34.5 million, compared to $34.3 million for the same period last year. The decrease for the quarter was mainly due to increase in customer acquisition costs.  We acquired approximately 114,000 new customers in our third fiscal quarter, compared to 131,000 for the same period the prior year, and we acquired approximately 490,000 new customers in the nine months, compared to 504,000 for the same period a year ago.

For the quarter, approximately 79% of our sales were generated on our website, compared to 78% for the same quarter last year, which resulted in a 2.1% increase in our online sales for the quarter, compared to the same quarter last year.  The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off seasons.

For the Third Fiscal Quarter, our gross profit as a percent of sales was 33.7%, compared to 34.7% for the same period a year ago. For the nine months, our gross profit as a percent of sales was 32.6%, compared to 33.3% for the nine months a year ago. The percentage decreases can be attributed to increases in product costs and additional discounts given to customers.

Our general and administrative expenses as a percent of sales was 10.2% for the quarter, compared to 10.4% for the same period a year ago, and for the nine months, it was 8.9%, compared to 9.3% for the same period a year ago.

We leveraged the G&A with increased sales. For the quarter, we spent $4.5 million in advertising, compared to $4.6 for the same quarter the prior year. For the nine months, we spent $21.9 million for advertising, which was the same as the nine months the prior year. Advertising costs of acquiring a customer for the quarter was $40 dollars, compared to $35 for the same quarter the prior year, and for the nine months, it was $45, compared to $43 for the same period a year ago.

The increase for the quarter was due to higher costs and softer demand. We had $41.5 million in cash and short-term investments and $24.5 million in inventory, with no debt as December 31, 2013. Net cash from operations for the nine months was $17.7 million, compared to $21.8 million for the nine months the prior year. The reduction was mainly due to a reduction in accounts payable and an increase in prepaid expenses.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Thank you. We will now begin the Question and Answer session. To ask a question, press Star 1. The system will prompt you to record your name. To withdraw, press Star 2. Once again, to ask your question, press Star 1. Kevin Ellich from Piper Jaffrey, you may ask your question.

Brad:

Hello, this is actually Brad on for Kevin.

Mendo Akdag:

Hello, Brad.

Brad:

First off, hi. Can you just talk a little bit about, or go into a little bit more detail, on what's driving the higher costs to acquire new customers. It seems to be a pretty big jump year-over-year.

Mendo Akdag:

Our costs per impression was higher, blended is probably double-digits -- in mid-teens and that was the main reason, also the demand was soft for the flea and tick topicals.

Brad:

Okay, and then can you just talk just a little bit about what you're seeing in the advertising market. It was a little bit lower than what we were expecting. So can you kind of help us think about your budget maybe for next quarter and then into fiscal year '15?

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Mendo Akdag:

Our cost per impression was much higher for television in the December quarter and it will probably carry, it appears, to the March quarter. But it will - it's difficult really to tell and the weather is going to play a role, too, especially in the month of March.

Brad:

Okay, and then just quickly on the - I noticed the tax rate was quite a bit lower than the previous year, anything in there that we should make note of?

Mendo Akdag:

There was a true up of the last Fiscal Year's tax return and there was a slight gain.

Brad:

Okay, and then just lastly, I noticed inventories ticked up sequentially. Is that primarily due to promotional buying opportunities that you guys are taking advantage of, or is there something else going on?

Mendo Akdag:

Yes, it is based on the promotional buying opportunities. When there's a cost advantage, we will carry higher inventory.

Brad:

Okay great, thank you.

Mendo Akdag

You're welcome.

Coordinator:

Our next question comes from Anthony Lebiedzinski from Sidoti & Company.

Anthony Lebiedzinski:

Yes, good morning, this is Anthony Lebiedzinski. Just following up on the previous question. As far as the weather impact, can you talk about it? Have you seen anything? You know, a lot retailers have spoken about the weather impact being colder than usual. Has that been an issue so far, that you can tell?

Mendo Akdag:

Demand was soft for the flea and tick topicals this December quarter, compared to last year. So we think colder weather might have impacted it.

Anthony Lebiedzinski:

Okay, and also as far as the advertising spending is concerned, is there a notable effect that you expect from the Winter Olympics?

Mendo Akdag:

It could impact the viewership of the stations that are not showing the Olympics, but other than that, we are not anticipating a significant impact. It's also our off-peak season and we don't spend as much as we spend on our peak season.

Anthony Lebiedzinski:

Got it, and also I was wondering if you have any comments as to the - your distribution facility is concerned. I know the lease expires next May. Have you made any definitive plans, whether it's to move or - you know, just wanted to a better sense as to how you're thinking about this over the next year or so?

Mendo Akdag:

It is likely that we will move the distribution center, but we did not make a definitive decision yet. The move will take place in the next Fiscal Year...

Anthony Lebiedzinski:

Okay.

Mendo Akdag:

...if we decide to do it.

Anthony Lebiedzinski:

Okay, thank you.

Mendo Akdag:

You're welcome.

Coordinator:

To ask a question, press Star 1… Mitch Bartlett, from (Craig Hallum), your line is open.

Mitch Bartlett:

I'm wondering Mendo if you could go through the - the gross margins were down 100 basis points, but private label continued, it's my assumption, private label continues to grow as a percentage of the mix. Maybe you could help us with those numbers. Tell us how much private label is. How much it contributes to gross margin, so we can understand kind of the pricing pressure on the rest of the business.

Exhibit 99.1 Page 3 of 4

Mendo Akdag:

I'm not going to get into specific data points, but I can tell you that actually generic sales were down, compared to last year in the December quarter, which negatively impacted the gross profit margins, but the main impact was really additional discounts given to customers.

Mitch Bartlett:

Got it.  And why would they be down. Just haven't you expanded the number of the skus that are available in private label?

Mendo Akdag:

We did. The - it's as I told you, demand was soft on flea and tick topicals.

Mitch Bartlett:

Right.

Mendo Akdag:

So we think generic users are less compliant than brand users.

Mitch Bartlett:

Okay, and then just my second question would be off-quarter, over the last several years, you've talked about investing more in new customer growth. But the environment tends to be somewhat prohibitive for that. At what point do you kind of use price as the lever to drive customer growth, or do you not even consider that?

Mendo Akdag:

We will consider it when the demand is high and we will consider it in our peak season. So maybe next peak season we’ll surprise you.

Mitch Bartlett:

Okay, okay. You might change your strategy a little bit and go after customers?

Mendo Akdag:

Yes. We are going to attempt to grow new order sales and we'll see what happens.

Mitch Bartlett:

Right, and in the quarter ahead, all that new inventory, does that bode well for gross margins or too hard to say?

Mendo Akdag:

It's difficult to say. Our pricing has to be competitive in the marketplace - the market is dictating the major brand pricing.

Mitch Bartlett:

Right, mostly it's my impression - may be right or wrong, that when you do these opportunity buys, it's mainly flea and tick, is that a fair assumption?

Mendo Akdag:

Not necessarily, no, but flea and tick is a major portion of our business. So...

Mitch Bartlett:

Thank you for the help.

Mendo Akdag:

You're welcome.

Coordinator:

I would like to turn it back over to Mendo for closing remarks.

Mendo Akdag:

Thank you. Going forward, we are focusing on improving gross profit margins and new order sales. This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call.

END

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